© 2025 Greystone & Co. II LLC. Confidential. All rights reserved. ISSUER FREE WRITING PROSPECTUS DATED AUGUST 21, 2025 FILED PURSUANT TO RULE 433 REGISTRATION NO. 333-282185 Preferred Series B Unit Offering

Important Information Forward-Looking Statements This presentation incorporates information from a prospectus dated September 27, 2024, filed by Greystone Housing Impact Investors LP (the "Partnership") with the Securities and Exchange Commission for the offering to which this communication relates (the “Prospectus”) and contains forward-looking statements. All statements in this document other than statements of historical facts, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the headings “Risk Factors” beginning on page 32 of the Prospectus, and page 24 of our Annual Report on Form 10-K for the year ended December 31, 2024. These forward-looking statements are subject to various risks and uncertainties and Greystone Housing Impact Investors LP expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Disclosure Regarding Non-GAAP Measures This document refers to certain financial measures that are identified as non-GAAP. The Partnership believes that these non-GAAP measures are helpful to investors because they are the key information used by management to analyze the Partnership’s operations. This information should not be considered in isolation or as a substitute for the related GAAP measures. A reconciliation of Non-GAAP measures to the most comparable GAAP measures can be found in Addendum C of this presentation. © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

Important Notices Free Writing Prospectus Statement Greystone Housing Impact Investors LP has filed a registration statement on Form S-3 (the "Registration Statement") with the SEC for the offering to which this communication relates. The Registration Statement was declared effective by the SEC on September 27, 2024. Before you invest, you should read the Prospectus in the Registration Statement and other documents the Partnership has filed with the SEC for more complete information about the Partnership and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Partnership will arrange to send you the Prospectus if you request it by calling (855) 428-2951. Additional Disclosures There is no guarantee that any specific outcome will be achieved in connection with your investment in the Partnership. An investment in our Series B Preferred Units involves risks. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information in the “Risk Factors” section of the Prospectus included in the Registration Statement, which was declared effective by the SEC on September 27, 2024. © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

Preferred Units – Performance Summary Investment Thesis: To provide US depository institutions with an investment likely to receive positive Community Reinvestment Act (“CRA”) consideration, while generating income, distributing cash and providing an allocation of investment capital to specific Community Development Investments (“CDI”), while reducing risk through portfolio diversification and seniority within the fund capital stack. Preferred Unit Performance Summary: $192 million of Preferred Capital allocated as of June 30, 2025 $94.5 million of Series A Preferred where five Investors made nine separate rounds of investment $54.5 million of Series A Preferred Units exchanged for new issue Preferred Units and allocated to new CRA eligible investments $40 million of Series A Preferred Units successfully fully redeemed $55 million of new Series A-1 Preferred Units issued $42.5 million of new Series B Preferred Units issued All Preferred Unit distributions have been made in full and on time CRA allocations managed across multiple allocation requests while ensuring no allocation overlap From the initial Preferred Unit Investment in Q1 2016 through June 30, 2025*, the Partnership provided financing: For 59 additional Community Development Investments In 12 states and 36 different counties Representing 9,103 Total Units *Please see Addendum B: Community Development Investments Q1 2016 – June 30, 2025 © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

Greystone Housing Impact Investors LP Partnership Details as of June 30, 2025 Symbol (NYSE) GHI Most recent quarterly distribution1 $0.30 BUC price (common) $11.32 Units outstanding 23,171,226 Market capitalization $262.3 million 52-week range of BUC price $10.12 - $15.72 Total assets $1.48 billion Ratio of debt to total assets at par or cost 74% Greystone Housing Impact Investors LP (NYSE:GHI) (the "Partnership") was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the initial purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential properties.  We expect and believe the interest received on our tax-exempt mortgage revenue bonds and similar investments is excludable from gross income for Federal income tax purposes.   We also make other investments in accordance with the Second Amended and Restated Agreement of Limited Partnership dated December 5, 2022. The Partnership expects that the majority of its invested assets, as determined by its General Partner, will be considered eligible for regulatory credit under the CRA. 1. The distribution was paid on July 31, 2025 for BUC holders of record as of June 30, 2025. The distribution is payable to BUC holders of record as of the last business day of the quarter and GHI trades ex-dividend on the record date, with a payable date of the last business day of the subsequent month. © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

The Partnership – Illustrative Structure The Partnership was formed for the primary purpose of acquiring, holding, selling, and managing a portfolio of mortgage revenue bonds issued to provide construction and/or permanent financing of multifamily residential properties. $1.48 billion portfolio generates primarily interest income and capital gains for the Partnership. The Partnership pays management fees and operating expenses. The Partnership uses prudent levels of leverage to optimize fund returns. The Partnership is approximately 74% levered. 34% of debt is fixed rate on fixed rate assets, 9% is variable rate debt on variable rate assets and 40% is hedged variable rate debt on fixed rate assets. This leaves 17% as variable rate debt on fixed rate assets, of which a majority of the securitized assets in this category have maturity dates in 2025. Preferred Units are senior in distribution & liquidation to the General Partner and BUC capital. The Preferred Units receive CRA allocation to specific requested Community Development Investments. $262.3 million of market cap equity as BUCs listed on the NYSE as of June 30, 2025. Holders currently receive quarterly distributions. © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

Series A/A-1 & B Preferred Unit Overview All Preferred Series Individual asset level allocation of capital for CRA purposes Annual CRA Majority of Assets Certification Pays quarterly cash distribution No fees Senior to the Beneficial Unit Certificates (“BUCs”) – Market Capitalization as of June 30, 2025 was $262.3 million Diversified $1.48 Billion portfolio as of June 30, 2025 Series A-1 Preferred Units Senior to Series B and BUCs 6 years to investor optional redemption 3% fixed distribution rate Issuance limited to the lessor of 3:1 ratio with BUCs:Series A-1 or $150 million. Series B Preferred Units Senior to BUCs 6 years to investor optional redemption 5.75% fixed distribution rate Issuance limited to 2:1 ratio with BUCs:Series A-1/B © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

Allocable Community Development Investments States with Allocable Community Development Investments As of June 30, 2025, the Partnership has over $989 million of Community Development Investments available for allocation. © 2025 Greystone & Co. II LLC. Confidential. All rights reserved. State CRA Available for Allocation AZ $34,185,000 CA 437,234,807 GA 8,050,000 IN 5,220,000 LA 11,500,000 MD 33,727,000 MS 4,828,000 NM 24,900,000 SC 159,915,000 TX 255,354,988 WA 14,350,000 Total $989,264,795

Preferred Units Distribution Coverage Ratio Illustration The Partnership believes that Net Income and Cash Available for Distribution (“CAD”) provides relevant information about the Partnership’s operations and is necessary for understanding its operating results.  The Partnership’s Net Income and CAD over the last five years has generated significant coverage for the distributions to Preferred Unit holders and shown strong earnings through market cycles. © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

Interest Rate Sensitivity Analysis The management team seeks the optimization of Fixed versus Variable rate leverage based upon the current and projected market interest rates. The sensitivity analysis below is as of June 30, 2025, and represents the change over the next 12 months assuming an immediate shift in interest rates and management does not adjust its strategy in response. Please Note: The interest rate sensitivity table above (the “Table”) represents the change in interest income from investments, net of interest on debt and settlement payments for interest rate derivatives over the next twelve months, assuming an immediate parallel shift in the SOFR yield curve and the resulting implied forward rates are realized as a component of this shift in the curve. Assumptions include anticipated interest rates, relationships between interest rate indices and outstanding investments, liabilities and interest rate derivative positions. No assurance can be made that the assumptions included in the Table presented herein will occur or that other events will not occur that will affect the outcomes of the analysis. Furthermore, the results included in the Table assume the Partnership does not act to change its sensitivity to the movement in interest rates. As the above information incorporates only those material positions or exposures that existed as of June 30, 2025, it does not consider those exposures or positions that could arise after that date, except as noted previously on this slide. The ultimate economic impact of these market risks will depend on the exposures that arise during the period, our risk mitigation strategies at that time and the overall business and economic environment. “Per BUC Impact” - The net interest income change per BUC calculated based on 23,171,226 BUCs outstanding as of June 30, 2025. © 2025 Greystone & Co. II LLC. Confidential. All rights reserved. Description -100 bps -50 bps +50 bps +100 bps +200 bps Tender Option Bond debt financings $3,990,411 $1,995,206 $-1,995,206 $-3,990,411 $-7,980,822 Other Financings & Derivatives -2,492,532 -1,246,266 1,246,266 2,492,532 4,985,064 Variable Rate Investments $-,502,050 $-,251,025 $,251,025 $,502,050 $1,004,100 Net Interest Income Impact $,995,829 $,497,915 $-,497,915 $-,995,829 $-1,991,658 Per BUC Impact $4.2976966346105296E-2 $2.148850475153969E-2 $-2.148850475153969E-2 $-4.2976966346105296E-2 $-8.5953932692210591E-2 BUCs 23171226 Description -100 bps -50 bps +50 bps +100 bps +200 bps Tender Option Bond debt financings $3,990,411 $1,995,206 $-1,995,206 $-3,990,411 $-7,980,822 Other Financings & Derivatives -2,492,532 -1,246,266 1,246,266 2,492,532 4,985,064 Variable Rate Investments $-,502,050 $-,251,025 $,251,025 $,502,050 $1,004,100 Net Interest Income Impact $,995,829 $,497,915 $-,497,915 $-,995,829 $-1,991,658 Per BUC Impact $4.2976966346105296E-2 $2.148850475153969E-2 $-2.148850475153969E-2 $-4.2976966346105296E-2 $-8.5953932692210591E-2 BUCs 23171226

Community Development Investments The Partnership has over $989 million in Community Development Investments (“CDI”) available for allocation as of June 30, 2025 The majority of the Partnership invested assets are eligible CDIs under the Community Reinvestment Act (“CRA”) CRA Majority of Invested Assets Certification provided at close. Annual CRA Majority of Invested Assets Certification provided thereafter. The General Partner determines CDI’s where the majority of underlying units are restricted to those earning up to 80% of Area Median Income (“AMI”) Low Income Housing Tax Credit multifamily housing. 501(c)(3) Income Restricted multifamily housing. A CRA BUC investment has CDI specific allocations while also providing diversified risk across a portfolio Equity allocated to specific CDI(s) for reporting purposes. Strict control of CRA allocations to ensure no overlap. Fund portfolio spreads economic risk. Illustrative transactions Bruton Apartments Dallas, TX $18.14 Million Senior Bond 100% @ 60% AMI Seasons At Simi Valley Simi Valley, CA $4.4 Million Senior Bond 40% @ 40% & 60% @ 50% AMI Vineyard Gardens Apartments Oxnard, CA $4.0 Million Senior Bond 100% @ 50% AMI © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

APPENDIX © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

The Management Team We approach multifamily real estate as long-term owners and managers. Based in Omaha, Nebraska, the core team of real estate professionals executes the Partnership’s fundamental long-term strategy. Our in-depth knowledge of the industry, from development to property management, combined with our proven and verifiable track record of success, is a testament of the commitment and dedication we bring to each property. The General Partner that manages the Partnership’s operations is a wholly owned subsidiary of an affiliate of Greystone & Co. LLC Key features of each of our real estate investments includes: Preservation of capital. Predictable current cash distributions/yields. Potential for enhanced yield/capital appreciation. Expertise Multifamily Ownership Affordable Housing Seniors and Skilled Nursing Facilities Multifamily Property Management Student Housing © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

– Company Highlights © 2025 Greystone & Co. II LLC. Confidential. All rights reserved. *For HUD’s 2024 fiscal year ending September 30, 2024. Based upon combined firm commitments received by Greystone Funding Company LLC and Greystone Servicing company LLC and excludes risk sharing and hospital loans. ** Primary and Special Servicing combined, as of December 31, 2024. *** Other includes CMBS, Equity, Construction, Greystone Housing Impact Investors LP (“GHI”), Alt Agency products & Assumptions.

Summary of Terms: Series B Preferred Units ISSUER Greystone Housing Impact Investors LP, a Delaware limited partnership (NYSE:GHI). SECURITIES OFFERED Up to 10,000,000 Series B Preferred Units, representing limited partnership interests in the Partnership, subject to 2:1 issuance test ratio of BUC’s to aggregate all series of Preferred Units. RATE 5.75% Fixed rate, non-cumulative distribution paid quarterly. DISTRIBUTION AND LIQUIDATION PREFERENCE Senior to BUCs and junior to the Series A/A-1 Preferred Units. INVESTOR OPTIONAL REDEMPTION Can put all, or in part, at par plus any accrued and unpaid distribution: Upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter; If the ratio between the BUCs market capitalization and aggregate Series A/A-1 Preferred Units falls below 1:1 for 15 consecutive business days. ISSUER OPTIONS Issuer has the option to call all, or in part, upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter. INVESTED ASSETS The Partnership represents that the majority of its invested assets, as determined by its General Partner, will be CRA-eligible investments. RIGHTS Non-voting, non-convertible. CRA ALLOCATION Community Development Investment Specific Allocation with Portfolio Diversification. FUND CRA CRA Certificate of Majority of Invested Assets at close, annually thereafter. FEES None © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

Summary of Senior Securities: Series A-1 Preferred Units1 ISSUER Greystone Housing Impact Investors LP, a Delaware limited partnership (NYSE: GHI). ISSUANCE LIMIT Series A-1 Preferred Units may be issued so long as the aggregate market capitalization of the BUCs is no less than three times the aggregate book value of all Series A/A-1 Preferred Units, inclusive of the amount to be issued (3:1 issuance test). No Series A-1 Preferred Units shall be issued if the sum of all Series A/A-1 Preferred Units outstanding, inclusive of the Series A-1 Preferred Units intended to be issued, will exceed $150,000,000 on the date of issuance. RATE 3.0% Fixed rate, non-cumulative distribution paid quarterly. DISTRIBUTION AND LIQUIDATION PREFERENCE Senior to BUCs and on parity with the Series A Preferred Units. INVESTOR OPTIONAL REDEMPTION Can put all, or in part, at par plus any accrued and unpaid distribution: Upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter; If the ratio between the BUCs market capitalization and aggregate Series A/A-1 Preferred Units falls below 1:1 for 15 consecutive business days. ISSUER OPTIONS Issuer has the option to call all, or in part, upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter. INVESTED ASSETS The Partnership represents that the majority of its invested assets, as determined by its General Partner, will be CRA-eligible investments. RIGHTS Non-voting, non-convertible, no registration rights. © 2025 Greystone & Co. II LLC. Confidential. All rights reserved. The Partnership is not conducting an offering of Series A-1 Preferred Units at this time. This summary of terms is being provided for informational purposes only to provide readers with relevant information regarding securities that are senior to the Series B Preferred Units.

Ownership Diagram Greystone Housing Impact Investors LP – Ownership Diagram (1) Beneficial Unit Certificates (“BUCs”) represent Limited Partnership Interests in Greystone Housing Impact Investors LP that are credited to the initial Limited Partner and whose rights are irrevocably assigned to the BUC Holders. Greystone AF Manager LLC America First Capital Associates, L.P. Two (“AFCA 2” or the “General Partner) Greystone Housing Impact Investors LP (NYSE: GHI) Limited Partnership Interests Preferred Units Series A, Series A-1 & Series B Greystone AF Holdings LLC Greystone ILP, inc. (The “initial limited partner”) Beneficial Unit Certificate (“BUC”) Holders 100% owned Limited Partnership Interests (1) 99.99% owned .01% owned 1% owned Portfolio of Investments 99% owned © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

Addendum B Community Development Investments Q1 2016 – June 30, 2025 Community Development Investment Project Location Deal Type County Units Companion at Thornhill Apartments Lexington, SC Refinance Lexington 179 Concord at Williamcrest Houston TX Acquisition + Rehab Harris 288 Concord at Gulf Gate Houston TX Acquisition + Rehab Harris 288 Concord at Little York Houston TX Acquisition + Rehab Harris 276 Las Palmas II Coachella, CA Acquisition + Rehab Riverside 81 San Vicente Townhomes Soledad, CA Acquisition + Rehab Monterey 50 Harmony Court Bakersfield, CA Acquisition + Rehab Kern 96 Summerhill Bakersfield, CA Acquisition + Rehab Kern 128 Madera Family Madera, CA Acquisition + Rehab Madera 75 Courtyard Fullerton, CA Acquisition + Rehab Orange 108 Seasons San Juan Capistrano San Juan Capistrano, CA Acquisition + Rehab Orange 112 Seasons Lakewood Lakewood, CA Acquisition + Rehab Los Angeles 85 Oaks at Georgetown Georgetown, TX Acquisition + Rehab Williamson 192 Harmony Terrace Simi Valley, CA Acquisition + Rehab Ventura 136 Avistar at Copperfield Houston, TX Acquisition + Rehab Harris 192 Avistar at Wilcrest Houston, TX Acquisition + Rehab Harris 88 Avistar at Wood Hollow Austin, TX Acquisition + Rehab Travis 409 Montecito at Williams Ranch Salinas, CA Acquisition + Rehab Monterey 132 Village at River's Edge Columbia, SC New Construction Richland 124 Vineyard Gardens Oxnard, CA Acquisition + Rehab Ventura 62 South Pointe Hanahan, SC Acquisition + Rehab Berkeley 256 Rosewood Goose Creek, SC Acquisition + Rehab Berkeley 100 Solano Vista Vallejo, CA Acquisition + Rehab Solano 96 © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

Addendum B (continued) Community Development Investments Q1 2016 – June 30, 2025 Community Development Investment Project Location Deal Type County Units Village at Avalon Albuquerque, NM New Construction Bernalillo 240 Gateway Village Hillsborough, NC Acquisition + Rehab Orange 64 Lynnhaven Durham, NC Acquisition + Rehab Durham 75 Montevista San Pablo, CA Acquisition + Rehab Contra Costa 82 Scharbauer Flats Midland, TX New Construction Midland 300 Oasis at Twin Lakes Roseville, MN New Construction Ramsey 228 Ocotillo Springs Brawley, CA New Construction Imperial 75 CCBA Senior Gardens San Diego, CA New Construction San Diego 45 Centennial Crossings Centennial, CO New Construction Arapahoe 209 Hilltop at Signal Hills West St Paul, MN New Construction Dakota 146 Legacy Commons at Signal Hills West St Paul, MN New Construction Dakota 247 Hope on Broadway Los Angeles, CA New Construction Los Angeles 49 Hope on Avalon Los Angeles, CA New Construction Los Angeles 88 Jackson Manor Apartments Jackson, MS Acquisition + Rehab Hinds 60 Osprey Village Kissimmee, FL New Construction Osceola 383 Willow Place Apartments McDonough, GA New Construction Henry 182 Wellspring Apartments Long Beach, CA Acquisition + Rehab Los Angeles 88 Residency at the Mayer Hollywood, CA Acquisition + Rehab Los Angeles 79 Lutheran Gardens Apartments Compton, CA Acquisition + Rehab Los Angeles 76 Residency at the Entrepreneur Hollywood, CA New Construction Los Angeles 200 Magnolia Heights Covington, GA New Construction Newton 200 © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

Addendum B (continued) Community Development Investments Q1 2016 – June 30, 2025 Community Development Investment Project Location Deal Type County Units Poppy Grove I Elk Grove, CA New Construction Sacramento 147 Poppy Grove II Elk Grove, CA New Construction Sacramento 82 Poppy Grove III Elk Grove, CA New Construction Sacramento 158 Park at Sondrio Greenville, SC Acquisition + Rehab Greenville 271 Park at Vietti Spartanburg, SC Acquisition + Rehab Spartanburg 204 The Residency at Empire Burbank, CA New Construction Los Angeles 148 Windsor Shores Apartments Columbia, SC Acquisition + Rehab Richland 176 The Ivy Apartments Greenville, SC Acquisition + Rehab Greenville 212 Handsel Morgan Apartments Buford, GA New Construction Gwinnett 45 MaryAlice Circle Apartments Buford, GA New Construction + Acq. Rehab Gwinnett 98 Sandy Creek Apartments Bryan, TX Acquisition + Rehab Brazos 140 The Safford Marana, AZ New Construction Pima 200 Woodington Gardens Apartments Baltimore, MD Acquisition + Rehab Baltimore 197 Aventine Apartments Bellevue, WA Acquisition + Rehab King 68 Agape Helotes Helotes, TX Acquisition Bexar 288 TOTAL 9,103 © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.

Addendum C Cash Available for Distribution Calculation The Partnership believes that Cash Available for Distribution (“CAD”) provides relevant information about the Partnership’s operations and is necessary, along with net income, for understanding its operating results. To calculate CAD, the Partnership begins with net income as computed in accordance with GAAP and adjusts for non-cash expenses or income consisting of depreciation expense, amortization expense related to deferred financing costs, amortization of premiums and discounts, fair value adjustments to derivative instruments, provisions for credit and loan losses, impairments on MRBs, governmental issuer loans, real estate assets and property loans, deferred income tax expense (benefit) and restricted unit compensation expense. The Partnership also adjusts net income for the Partnership’s share of (earnings) losses of investments in unconsolidated entities related to the Market-Rate Joint Venture Investments segment as such amounts are primarily depreciation expenses and development costs that are expected to be recovered upon an exit event. The Partnership also deducts Tier 2 income allocable to the General Partner as defined in the Partnership Agreement and distributions and accretion for the Preferred Units. Net income is the GAAP measure most comparable to CAD. There is no generally accepted methodology for computing CAD, and the Partnership’s computation of CAD may not be comparable to CAD reported by other companies. Although the Partnership considers CAD to be a useful measure of the Partnership’s operating performance, CAD is a non-GAAP measure that should not be considered as an alternative to net income calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP. The following table shows the calculation of CAD (and a reconciliation of the Partnership’s net income, as determined in accordance with GAAP, to CAD) for the six months ended June 30, 2025 and the years ended December 31, 2024, 2023, 2022, 2021 and 2020. For the Six Months Ended June 30, For the Years Ended December 31, 2025 2024 2023 2022 2021 2020 Net Income (Loss) (3,744,702) $21,323,333 $54,011,696 $65,562,166 $38,099,488 $7,208,828 Unrealized (gains) losses on derivatives, net 6,025,973 (2,097,900) 3,173,398 (7,239,736) (23,214) (116,899) Depreciation and amortization expense 6,188 23,867 1,537,448 2,717,415 2,732,922 2,810,073 Provision for credit losses 8,880,734 (867,000) (2,347,000) - 1,856,893 7,318,590 Provision for loan loss - - - - 444,302 911,232 Impairment charge on real estate assets - - - - - 25,200 Realized impairment of securities - - - (5,712,230) (1,902,979) Realized provision for loan loss - - - (593,000) - - Reversal of impairment charge on real estate assets - - - - (250,200) - Reversal of gain on sale of real estate assets - - (10,363,363) - - - Amortization of deferred financing costs 768,696 1,653,805 2,461,713 2,537,186 1,209,837 1,450,398 Restricted unit compensation expense 739,322 1,891,633 2,013,736 1,531,622 1,277,694 1,017,938 Deferred income taxes 238 2,435 (362) (45,056) (89,055) (105,920) Redeemable Preferred Unit distributions and accretion (1,790,328) (2,991,671) (2,868,578) (2,866,625) (2,871,051) (2,871,051) Tier 2 (Income) Loss allocable to the General Partner (92,852) (309,858) (3,248,148) (3,242,365) (2,649,242) 80,501 Recovery of prior credit loss 62,224 (69,000) (68,812) (57,124) - - Bond premium, discount and acquisition fee amortization, net of cash received 262,848 1,247,066 (182,284) 768,715 (72,052) (59,691) (Earnings) losses from investments in unconsolidated entities 1,729,570 2,140,694 17,879 - - - Total CAD $12,847,911 $21,947,404 $44,137,323 $53,360,968 $39,666,322 $15,766,220 © 2025 Greystone & Co. II LLC. Confidential. All rights reserved.